Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of Allscripts Healthcare Solutions, Inc. of our reports dated March 1, 2007 (which report expressed an unqualified opinion and contains an explanatory paragraph relating to Allscripts’ adoption of Statement of Financial Accounting Standard No. 123 (Revised 2004) “Share Based Payment”), relating to the consolidated balance sheets of Allscripts Healthcare Solutions, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2006, 2005 and 2004, and the related consolidated financial statement schedule, which reports appear in the December 31, 2006 annual report on Form 10-K of Allscripts Healthcare Solutions, Inc. We also consent to the incorporation by reference of our report on management’s assessment of the effectiveness of internal control over financial reporting included in the annual report of Allscripts Healthcare Solutions, Inc. on Form 10-K for the year ended December 31, 2006 in this registration statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 27, 2007